Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY […***…], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT OPGEN, INC. TREATS AS PRIVATE OR CONFIDENTIAL

STRICTLY PRIVATE AND CONFIDENTIAL

LETTER OF ENGAGEMENT

FOR US DIRECT LISTING SPONSORSHIP ADVISORY

Date: 02/01/2024

To:	[***]

[***] [***]

(Hereinafter to be referred to as “Company” or “Client”)

From:	AEI Capital Ltd. (Registration No. 970490-V)

Intershore Chambers, Road Town,

Tortola, British Virgin Islands

(Hereinafter to be referred to as the “Direct Listing Advisor”)

RE:	ENGAGEMENT OF US DIRECT LISTING SPONSORSHIP ADVISORY SERVICES

This Letter of Engagement sets forth the terms and conditions upon which the Company hereby agrees to engage the Direct Listing Advisor, in collaboration with European Credit Investment Bank (Bank License No. 090099BI) and a United States’ (“US”) investment bank, Maxim Group LLC (LEI: 254900OJ6JZO6SDMHQ83), as i) the Company’s US NASDAQ stock market direct listing incubation and sponsorship advisor and ii) the Company’s public listing consultant, in respect of the scope of subject matters stated herein (hereinafter to be referred to as “Advisory Mandate”).

1)	SCOPE OF THE ENGAGEMENT

1.1	Strategic Partnership and Network

The Direct Listing Advisor will leverage their network and expertise to provide Advisory Mandate services for the Company (including its listing entity and group companies) by being the lead advisor coordinating with IPO underwriter, legal counsel, auditor and any other relevant professional institutions required to complete direct listing of the Company on NASDAQ (“Direct Listing”). Also, the Direct Listing Advisor will resolve issues and questions arising from aforesaid professional parties.

1.2	Information & Material

The Direct Listing Advisor will be responsible for instructing, preparing, compiling and coordinating documents for the Company as required, the Direct Listing Advisor will also prepare the roadshow materials and presentations for the underwriters and sponsor investors, and assist the sponsors by preparing an analysis of the target landscape in order to reach potential investors, funders, partners or institutions and any professional firms interested or involved in the Direct Listing.

1.3	Transaction Management

●	The Direct Listing Advisor will help the Company to build up and maintain relationship with all the requisite professional firms, potential investors and institutions worldwide including but not limited to venture capital firms, funds, banks, multi-lateral/bi-lateral or development agencies, family offices, and publicly traded companies with corresponding investment criteria in the industry. The Direct Listing Advisor can manage the signing of non-disclosure agreements (“NDA”), drafting of the information memorandum and sending the same to the shortlisted potential professional service providers and/or potential investors showing interest.

●	The Direct Listing Advisor should be responsible for the below duties:

○	Coordinating with other professional parties to complete the whole Direct Listing exercise;

○	Promptly report the progress to the Company;

○	Formulating the plan and coordinating the share offer and fund-raising arrangement;

○	Providing update and continuous professional guidance on listing rules and other related regulatory requirements.

●	The Direct Listing Advisor will also assist the Company in negotiating the indicative offer(s) with shortlisted potential professional service providers and/or potential investors in the Direct Listing process, and co-ordinate and assist with:

○	Proposing solutions of all additional questions and queries from the shortlisted professional service providers and/or potential investors;

○	Management of negotiation, including but not limited to liaising with the valuer and targeted company regarding the valuation and/or the commercial terms;

○	Preparing a term sheet containing commercial terms and conditions which would be subjected to review by the Company’s legal advisors;

○	Conceptualising, formulating, developing and evaluating various transaction structures of the Company from a commercial perspective;

○	The signing of Non-Binding Offer(s) (indicative offer / term sheet / expression of interest).

1.4	Closing Phase Assistance

The Direct Listing Advisor will handle the following tasks for the Company:

●	Optimise and organise the due diligence process; and

●	Follow up and coordinate on the Direct Listing until it is completed and the Company receives its proposed IPO proceeds (“IPO Proceeds”).

By accepting this Letter of Engagement, the Company agrees to supply the Direct Listing Advisor, upon its request, of representation letters that, among other things, will confirm their responsibility for the disclosed information and for the underlying assumptions used in the connection with any projections furnished, the appropriateness of any financial statements that they have prepared and their active decision participation in this Engagement.

2)	TERMS OF ENGAGEMENT

The term of the Engagement shall last for three (3) years starting from the date in which this Letter of Engagement is executed by all parties.

3)	FEES AND PAYMENT TERMS

The professional fees and remuneration associated with the Direct Listing Advisor in relation to the Advisory Mandate and payable to the Direct Listing Advisor are detailed below:

3.1	Advisory Fee for Direct Listing Incubation and Sponsorship Service:

i)	Equity Fee – Total 2.1% Equity of the Company

Tranche 1:	0.5% equity, payable after three (3) quarters from the date of mandate grant.

Tranche 2:	0.4% equity, payable after five (5) quarters from the date of mandate grant.

Tranche 3:	1.2% equity, payable one (1) month prior to the planned filing of the listing submission, expected in April-May 2025.

ii)	Cash Fee – Total USD 120,000

Tranche 1:	USD 60,000, payable after fourteen (14) months from the date of mandate grant.

Tranche 2:	USD 60,000, payable upon successful completion of the listing.

3.2	Advisory Fee for Public Listing Consultancy Service:

i)	Equity Fee – Total 1.4% Equity of the Company

Tranche 1:	0.6% equity, payable after five (5) quarters from the date of mandate grant.

Tranche 2:	0.8% equity, payable one (1) month prior to the planned filing of the listing submission, expected in April-May 2025.

ii)	Cash Fee – Total USD 80,000

Tranche 1:	USD 40,000, payable after fourteen (14) months from the date of mandate grant.

Tranche 2:	USD 40,000, payable upon successful completion of the listing.

3.3	Other Payment Terms

i)	All fees, whether in equity or cash, shall be deemed earned upon their respective due dates and shall be non-refundable.

ii)	The payment rights of the Advisory Fee, whether in equity or cash, may be assigned to a third party at the discretion of Direct Listing Advisor, subject to prior written notice to the Company. The Company shall acknowledge and honor such assignment accordingly.

iii)	The payment of the Advisory Fee, whether in cash or equity, shall be made by the Company to the Direct Listing Advisor within fourteen (14) days of the occurrence of the respective event, in accordance with this Letter of Engagement.

iv)	All potential bank charges related to the remitting bank for wire transfers shall be borne by the Company. The Direct Listing Advisor will accept payments in United States Dollars (“USD”) and Malaysian Ringgit (“MYR”). Upon receipt of the Company’s decision, the Direct Listing Advisor will apply the prevailing conversion rate on the date of invoicing. By default, all invoices will be issued in USD.

3.4	Reimbursable Expenses

From time to time, and during the Term, the Direct Listing Advisor and their management team may incur out-of-pocket expenses, that include but not limited to the following out-of-pocket expenses:

-	Travels, such as transportation tickets

-	Lodging

-	Subsistence allowance

-	Printing and phone bills

-	Investor relation management

4)	ADDITIONAL ENGAGEMENT TERMS

4.1	Indemnification

The Company hereby indemnifies and holds the Direct Listing Advisor and their partners, principals, agents, consultants, and employees (the “Indemnified Party(ies)”) harmless from and against any losses, claims, damages, or liabilities (or actions in respect thereof) to which an Indemnified Party may become subject as a result of or in connection with the Direct Listing Advisor rendering services hereunder unless it is finally judicially determined that such losses, claims, damages, or liabilities were caused by fraud or willful misconduct or negligence on the part of that Indemnified Party in performing its obligations under this Letter of Engagement.

This indemnification shall be in relation to any losses incurred by the Indemnified party resulting from any misrepresentation by the Company. In the event that full indemnification is not available to the Indemnified Parties as a matter of law, then their aggregate liability shall be limited to the total fees collected for the services rendered and, in any event, shall be limited by a final adjudication of their relative degree of fault and benefit received.

4.2	Non-Circumvention

Until three (3) years from the date of this Letter of Engagement, the Company may not enter into any discussion, negotiation or execute any agreement, understanding or undertaking with any party or initiate or maintain contact with any party introduced to the Company by the Direct Listing Advisor without the prior consent of the Direct Listing Advisor. In the event that the Company enters into an agreement or relationship with any party referred by the Direct Listing Advisor that results in investment and/or financing with gross proceeds/investments received by/from the Company from such a party either during the Term (as defined herein) or within two (2) years from the expiration of the Term, the Company acknowledges that the Direct Listing Advisor is entitled to the fees set forth in Paragraph 3.

4.3	Marketing

The Company hereby grant the Direct Listing Advisor permission to use its name, deal information and any other marketing materials as deemed fit by the Direct Listing Advisor. Nevertheless, the Direct Listing Advisor is prohibited to share the Company’s confidential information with the public and may remove specifics that the Company reasonably request to keep confidential.

4.4	Confidentiality

All information of this Letter of Engagement as well as all information provided by the Company to the Direct Listing Advisor, or that may arise from the services provided during the existence of this Letter of Engagement and after its termination shall be maintained confidential. Any NDA signed between the parties hereto shall serve as a complement to this sub-paragraph.

4.5	Disclosure

The Company hereby agrees and confirms that all supporting documents provided to the Direct Listing Advisor are correct and compliant to the applicable jurisdictions. The Direct Listing Advisor shall not be responsible for any losses caused by the inaccuracy, fraudulence and/or lack of supporting documents provided by the Company. Both parties hereby confirm that in the event of any conflicts arising involving the Company and the Direct Listing Advisor, including their respective partners, principals, agents, consultants, directors, and employees, each party shall take the initiative to inform the other party. The Direct Listing Advisor shall not be held responsible for any legal liabilities or losses arising from the non-disclosure of conflicts of interest by any personnel associated with either party.

4.6	Assignment And Successors Bound

Direct Listing Advisor may elect to assign and/or novate this Letter of Engagement and Advisory Mandate (including its rights, benefits, entitlements, obligations and liabilities) to a sister/related company of Direct Listing Advisor. Except as otherwise expressly provided in this Agreement, none of the Parties shall assign or transfer the whole or any part of this Agreement or any rights under this Agreement without the prior written consent of the other Party. However, this Agreement shall be binding on the successors in title and permitted assigns of the Parties hereto.

5)	GOVERNING LAW AND DISPUTE RESOLUTION

This Letter of Engagement shall be governed by and construed in accordance with the Laws of Hong Kong SAR.

Any dispute arising out of or in connection with this Letter of Engagement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre in accordance with the HKIAC Arbitration Rules. The seat of arbitration shall be Hong Kong. The Tribunal shall consist of one (1) arbitrator. The appointing authority shall be the Hong Kong International Arbitration Centre. The language of the arbitration shall be English.

6)	NOTICES

All notices and other communications shall be in writing and shall be deemed given if delivered by hand or sent by registered mail or delivered by an express courier (with confirmation) to the parties at the following addressed set forth herein below:

Company:	[***] [***] [***]

Direct Listing Advisor:	AEI Capital Ltd. Intershore Chambers, Road Town, Tortola, British Virgin Islands

Agreed and accepted for and on behalf of AEI Capital Ltd.,

/s/ Ethan Low
Name:	Ethan Low
Title:	Deputy President

Agreed and accepted for and on behalf of [***],

Name:	[***]
Title:	Director